Exhibit 99.1

MORRIS PUBLISHING ANNOUNCES

2004 FOURTH QUARTER AND YEAR END RESULTS

AUGUSTA, Ga. (March 24, 2005) — Morris Publishing Group, LLC today reported fourth quarter EBITDA (net income before net interest expense, including amortization of debt issuance costs, provision for income taxes, depreciation and amortization expense) of $29.2 million, up 17.3% from $24.9 million last year. For the year, EBITDA was $102.1 million, up 2.1% from $100.0 million in 2003.

Total operating revenue for the fourth quarter was $119.9 million, up 3.8% from $115.5 million in 2003, with total advertising revenue of $98.0 million, up 5.4%, and circulation revenue of $17.5 million, down 2.6%. Classified, retail and national advertising revenue categories were up 7.3%, 4.2% and 6.4%, respectively. Total operating cost for the quarter remained flat. Operating income was $23.8 million, up 22.7% from $19.4 million in the fourth quarter 2003.

For the year, total operating revenue was $455.7 million, up 3.9% from $438.4 million in 2003. Total advertising revenue for the year was $367.6 million, up 5.4%, while circulation revenue was $70.2 million, down 1.8%.

Total operating cost for 2004 was $374.2 million, up 4.3% from $358.8 million in 2003, with employee cost of $177.9 million, up 3.3%, newsprint cost of $45.4 million, up 9.7%, and all other operating cost of $150.9 million, up 8.4%. Operating income was $81.5 million, up 2.5% from $79.6 million in 2003.

Commenting on the results, Morris Publishing Group’s CEO and President William S. Morris IV said, “We are pleased with our fourth quarter results and, all together, the year 2004 was a strong one for the company. While our fourth quarter advertising revenues, particularly in retail advertising, were less than expected, our 5.4% year over year increase was solid compared to our modest 1.7% growth last year.”

The Company believes that EBITDA, a non-GAAP financial measure, is a useful metric for evaluating its financial performance because of its focus on the Company’s results from operations before depreciation and amortization. EBITDA is a common alternative measure of performance used by investors, financial analysts and rating agencies. These groups use EBITDA, along with other measures, to estimate the value of a company and evaluate a company’s ability to meet its debt service. Information concerning EBITDA is included in the exhibits to this release.

Certain statements contained in this report are forward-looking. They are based on management’s current knowledge of factors affecting Morris Publishing Group’s business. Actual results could differ materially from those currently anticipated, depending upon – but not limited to – the effects of interest rates, of national and local economies on revenue, of the evolution of the Internet, of unforeseen changes in the price of newsprint and other significant events that could affect the economy.

Morris Publishing Group, LLC is a wholly owned subsidiary of Morris Communications Company, LLC, a privately held media company based in Augusta, Ga. Morris Publishing was formed in 2001 and assumed the operations of the newspaper business segment of its parent, Morris Communications. Morris Publishing publishes 26 daily and 12 non-daily newspapers, 4 city magazines and numerous other free community publications across the United States.

A conference call will be held Thursday, March 24, 2005, at 10:30 a.m. Eastern Standard Time. The dial-in number is 1-800-210-9006. Please ask for the Morris Publishing Group conference call. This press release is available on our Web site www.morris.com. The contents of the call will be available for replay for 30 days at the following site entry link: https://cis.premconf.com/sc/scw.dll/?cid=vlllrswndcdvsndrz.

For further information, please contact:

Craig Mitchell

Senior Vice President of Finance

Morris Communications Company, LLC

706-823-3236

Fourth quarter and year to date results follow:

Morris Publishing Group, LLC

Condensed Consolidated Statements of Income

(Dollars in thousands)	Three Months Ended December 31,		Twelve Months Ended December 31,
	2004	2003	2004	2003
OPERATING REVENUES:
Advertising	$97,951	$92,909	$367,560	$348,798
Circulation	17,547	18,015	70,197	71,519
Other	4,408	4,564	17,977	18,093

Total operating revenue	119,907	115,488	455,734	438,410

OPERATING EXPENSES:
Labor and employee benefits	44,520	44,898	177,905	172,261
Newsprint, ink and supplements	13,960	12,992	53,848	50,608
Other operating costs (excluding depreciation and amortization)	32,131	32,807	121,353	115,434
Depreciation and amortization	5,497	5,389	21,097	20,535

Total operating expenses	96,108	96,086	374,203	358,838

Operating income	23,799	19,402	81,531	79,572

OTHER EXPENSE:
Interest expense, including amortization of debt issuance costs	8,295	7,924	32,281	26,088
Loss on extinguishment of debt	—	—	—	5,957
Interest income	(285)	(98)	(1,249)	(122)
Other, net	57	(133)	497	63

Total other expense	8,067	7,693	31,529	31,986

INCOME BEFORE INCOME TAXES	15,731	11,709	50,002	47,586
PROVISION FOR INCOME TAXES	6,192	4,941	19,694	18,744

NET INCOME	$9,539	$6,768	$30,308	$28,842

The following table reconciles net income to EBITDA:

(Dollars in thousands)	Three Months Ended Deember 31,		Twelve Months Ended December 31,
	2004	2003	2004	2003
NET INCOME	$9,539	$6,768	$30,308	$28,842
Add:
Interest expense, including amortization of debt issuance costs	8,295	7,924	32,281	26,088
Interest income	(285)	(98)	(1,249)	(122)
Provision for income taxes	6,192	4,941	19,694	18,744
Loss from Extinguishment of Debt	—	—	—	5,957
Depreciation and amortization	5,497	5,389	21,097	20,535

EBITDA	$29,239	$24,924	$102,131	$100,044